OFFICE
DEPOT
                                                                    NEWS RELEASE
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CONTACT: Eileen H. Dunn
         Vice President, Investor Relations/Public Relations
         561/438-4930
         edunn@officedepot.com
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           OFFICE DEPOT CHAIRMAN & CEO PLANS TO EXERCISE STOCK OPTIONS
               o    To Diversify Holdings and For Estate Planning
               o    Nelson Continues to Hold 3.35 Million Shares

DELRAY BEACH, FLA. -- FEBRUARY 14, 2002 -- OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, said today that its Chairman and CEO, Bruce Nelson, plans to exercise stock options and to sell up to 350,000 shares of Office Depot stock in the open market. Nelson plans to exercise stock options in a current "open window" for senior executives. The sale involves less than 10% of Nelson's holdings of approximately 3.7 million shares, either owned or held under stock options.

Mr. Nelson, 57, stated, "Office Depot stock represents my largest investment, and it will continue to be my largest investment by a wide margin. While I could not be more bullish on the prospects for our Company and look forward to continuing to grow our business, my estate and financial advisers have recommended that I diversify my investments."

Nelson recently entered into a new Employment Agreement as Chairman and CEO of Office Depot, which extends through the end of December 2004. That Agreement includes a substantial grant of stock options that vest 100% on December 31, 2004.


ABOUT OFFICE DEPOT

No one sells more office products to more customers in more countries than Office Depot. As the largest seller of office products around the world, the Company operates under the Office Depot, Viking Office Products, Viking Direct and 4Sure.com brand names. As of September 29, 2001, Office Depot operated 846 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 25 delivery centers, more than 60 local sales offices and eight regional call centers. Furthermore, the Company had operations in 15 countries outside of the United States and Canada, including 28 office supply stores in France and seven in Japan that are owned and operated by the Company; and 101 additional office supply stores under joint venture and licensing agreements operating under the Office Depot(R) name in five foreign countries.

The Company also operates an award-winning U.S. Office Depot(R) brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day. The Company also operates thirteen other Web sites, under the Office Depot(R) and Viking Office Products(R) names, in the U.S. and eight international countries including:
Austria, Australia, France, Japan, Germany, Italy, The Netherlands and the United Kingdom.

Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.